Date: 21 August 2014

LECLANCHé S.A.

as Pledgor

and

Oak Ridge Energy Technologies, Inc.

as Pledgee

and

LECLANCHé GMBH

as Company

_____________________________

SHARE PLEDGE AGREEMENT

(Anteilsverpfändungsvertrag)

_____________________________

relating to a convertible loan and investment agreement

for the financing of Leclanché S.A.

Agreed Version 13 August 2014

INDEX

Clause		Page

1	Definitions and Interpretation	1
2	Pledge of Shares on First Priority	3
3	Purpose of the Pledge	3
4	Representations and Warranties	3
5	Undertakings	4
6	Rights of Pledgor	6
7	Enforcement	6
8	Release of Security	8
9	Miscellaneous	8
10	Governing Law and Jurisdiction	9
Schedule 1		10

THIS Share Pledge Agreement (the “Agreement”) is made on 21 August 2014 [ • ] BETWEEN:

(1)

LECLANCHé S.A., Avenue des Sports 24, CH-1400 Yverdon-les-Bains, Switzerland (the “Pledgor”);

(2)

Oak Ridge Energy Technologies Inc., with principal executive office at 3046 East Brighton Place, Salt Lake City, UT 84121, United States of America and head quartered 751 North Drive, Suite 9, Melbourne, FL 32934, United States of America (the “Pledgee”);

(3)

LECLANCHé GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated in the Federal Republic of Germany, registered in the commercial register of the local court of Freiburg under HRB 700377 and its registered office at Industriestraße 1, 77731 Willstätt, Germany (the “Company”).

WHEREAS:

(A)

By a convertible loan and investment agreement dated 30 May 2014, the Pledgee acting as an investor and lender has agreed to make a senior secured convertible loan facility in an amount of CHF 5,000,000 available to the Pledgor as borrower (the “Facility Agreement”).

(B)

Pursuant to the Facility Agreement the Pledgor undertook to enter into this Agreement.

(C)

The purpose of this Agreement is to pledge all existing and future shares in the Company held by the Pledgor as well as all relevant ancillary rights to the Pledgee as security for all present and future claims of the Pledgee against the Pledgor under or in connection with the Facility Agreement or any other Finance Documents (as defined below).

IT IS AGREED as follows:

1

DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement, including the Preamble:

“Ancillary Rights” means with regard to the Shares,

(a)

all present and future rights to receive dividends and other forms of profit distribution,

(b)

repaid capital in case of a capital decrease, any repayment claim for any additional capital contributions (Nachschüsse), consideration for redemption (Einziehungsentgelt), the surplus in case of surrender (Preisgabe), liquidation proceeds (Liquidationserlöse),

(c)

any compensation in case of termination (Kündigung), withdrawal (Austritt) and/or expulsion (Ausschluss) of a shareholder of the Company,

(d)

any subscription rights in respect of newly issued shares, and

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(e)

all other monetary claims and all other rights pertaining to the Shares other than voting rights.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in Zurich and London.

“Enforcement Event” means a continuing default (for the avoidance of doubt, upon the lapse of any applicable grace period) of the Pledgor with any payment due and payable under the Secured Obligations, if and when the requirements set forth in §§ 1273, 1228 para 2 BGB with regard to the enforcement of the pledges have been fulfilled (Pfandreife).

“Existing Shares” means all of the shares (Geschäftsanteile) with a nominal participation of EUR 270,600 in the Company’s registered capital.

“Finance Documents” means the Facility Agreement and the security documents entered into in respect of the Facility Agreement.

“Future Shares” means all future shares in the registered capital of the Company, arising from a capital increase, split of shares, acquisition or otherwise.

“Insolvency” means, in respect of any person, that such person is overindebted (überschuldet), unable to pay its debts when due (zahlungsunfähig), subject to any insolvency proceedings or any refusal of opening insolvency proceedings for lack of assets (Abweisung mangels Masse) or subject to any of the measures set out in § 21 of the German Insolvency Code (Insolvenzordnung) (other than any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 45 calendar days of commencement).

“Pledged Rights” means the Shares and all Ancillary Rights pertaining thereto.

“Secured Obligations” means any and all present and future liabilities and obligations of the Pledgor to the Pledgee under or in connection with the Facility Agreement or any other Finance Documents (as such Finance Documents may be amended or otherwise modified from time to time), whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, costs, expenses or otherwise. The Secured Obligations shall include, without limitation, any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“Share Pledge” means the pledge over the Pledged Rights pursuant to Clause 2 (Pledge of Shares on first priority) hereof.

“Shares” means the Existing Shares and the Future Shares.

1.2

Construction.

(a)

Provisions of German statutes and subordinate legislation are cited and abbreviated in the manner commonly used by German legal professionals in German language and they are to be interpreted in this way.

(b)

In this Agreement:

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(i)

references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether before the date of this Agreement or otherwise; and

(ii)

references to, or to a provision of, the Facility Agreement or any other document are references as amended or supplemented, whether before the date of this Agreement or otherwise.

2

PLEDGE OF SHARES ON FIRST PRIORITY

2.1

Pledge. The Pledgor hereby grants to the Pledgee a first ranking pledge over the Pledged Rights. The Pledgee hereby accepts such pledge.

2.2

Independence.  The Share Pledge is in addition, and without prejudice, to any other security the Pledgee may now or hereafter hold in respect of the Secured Obligations.

2.3

Commencement of Pledge.  The Pledged Rights held by the Pledgor at the date of this Agreement shall be pledged upon execution of this Agreement, the Pledged Rights which the Pledgor will acquire in the future shall be pledged upon such acquisition.

2.4

Duration.  This Agreement shall remain in full force and effect until complete satisfaction of the Secured Obligations. The Share Pledge shall not cease to exist, if the Pledgor has only temporarily discharged the Secured Obligations.

2.5

Notification.  The Pledgor hereby gives notice to the Company pursuant to § 1280 BGB that, by means of this Agreement, the Pledgor has pledged the Pledged Rights and the Company herewith confirms receipt of such notice of pledge.

3

PURPOSE OF THE PLEDGE

The Share Pledge shall serve as continuing security for the payment and discharge of the Secured Obligations.

4

REPRESENTATIONS AND WARRANTIES

The Pledgor hereby represents and warrants to the Pledgee:

4.1

Status.  The Pledgor is a société anonyme and the Company is a Gesellschaft mit beschränkter Haftung, each, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and no Insolvency has occurred and is continuing in relation to it.

4.2

Description of Existing Shares.  The description of the Existing Shares in the definition of Existing Shares is true and correct.

4.3

Ownership.  The Pledgor owns all Existing Shares.

4.4

Legal title to Pledged Rights.  The Pledgor is the true and lawful holder of legal title to the Pledged Rights and no third party has any right, claim, title, interest, pledge, lien or other encumbrance or charge whatsoever in or to the Pledged Rights;

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4.5

Existing Shares Paid Up.  The Existing Shares are fully paid in and there is no obligation for a shareholder to make additional contributions.

4.6

Registered Capital of Company.  The registered share capital of the Company has not been repaid in any way.

4.7

No changes to articles of association.  No shareholders’ resolutions regarding changes to the articles of association of the Company have been passed which are not included in the copy of the articles of association filed (aufgenommen) with the commercial register of the Company.

4.8

No Profit and Loss Pooling Agreements.  There are no profit and loss pooling agreements, domination agreements, silent partnership agreements, or similar arrangements by which a third party is entitled to a participation in the profits or revenue of the Company.

4.9

No Preemption Rights.  The Existing Shares are not subject to any preemption rights (Vorkaufrechte) or other restrictions upon disposal which would operate to restrict in any way the disposal upon enforcement.

4.10

Effective Seat of Company.  The place from which the Company is in fact administered and where all material managerial decisions are taken (tatsächlicher Verwaltungssitz) is situated in the Federal Republic of Germany.

4.11

First ranking.  The Share Pledge has first ranking priority.

4.12

Powers and authorities.  It has the power to enter into and perform, and has taken all necessary action (including all corporate action) to authorize the entry into and performance of this Agreement and the transactions contemplated by this Agreement.

4.13

No breach.  The execution of, and performance of its obligations under this Agreement does not contravene or violate any applicable law, authorization or order applicable to it, or conflict with, result in a breach of the terms and provisions of, or constitute a default or require any consent under, the constitutional documents of the Pledgor or any material agreement to which it is a party or by which it is bound.

4.14

Enforceability.  This Agreement (i) constitutes legal and valid obligations binding on it, (ii) creates an effective and perfected first ranking pledge over the Pledged Rights and (iii) is enforceable against it in accordance with its terms.

5

UNDERTAKINGS

The Pledgor hereby undertakes to the Pledgee until the Secured Obligations have been fully and finally discharged:

5.1

not to take, or participate in,

(a)

any action which results or might result in:

(i)

the Shares (or part of the Shares) ceasing to exist,

(ii)

the value of the Shares (or part of the Shares) being adversely affected,

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(iii)

the validity or the enforceability of the Share Pledge being adversely affected,

(iv)

the Pledgor’s loss of ownership of all or part of the Shares,

(b)

any other transaction which would have the same effect as a sale, transfer, encumbrance, or other disposal of the Shares,

(c)

any action which would for any other reason be inconsistent with the security interest of the Pledgees or the security purpose (as described in Clause 3 (Purpose of the Pledge) above), or

(d)

any action which would defeat, impair or circumvent the rights of the Pledgees,

except, in each case, with the prior written consent of the Pledgee;

5.2

not to encumber, permit to subsist, create, or agree to create any other security interest or third party right in or over the Pledged Rights except in each case as set out in this Agreement;

5.3

to ensure that any contributions in cash (Bareinlage) or in kind (Sacheinlage) to be made in respect of all Future Shares;

5.4

to promptly notify the Pledgee in writing, of any change in the shareholding in, or capital of, the Company, and to deliver without undue delay (unverzüglich) to the Pledgee a copy of the updated shareholder list (Gesellschafterliste) and a copy of the amended articles of association (Gesellschaftsvertrag) both as filed (aufgenommen) with the commercial register (Handelsregister);

5.5

to promptly notify the Pledgee in writing of any encumbrance over the Shares (or part of them) or of the registration of an objection (Widerspruch) in relation to the Shares of the Pledgor in the shareholders’ list (Gesellschafterliste) as filed (aufgenommen) with the commercial register (Handelsregister). In case of any attachment (Pfändung) in respect of any of the Shares, the Pledgor shall promptly notify the Pledgee in writing, such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim of a third party. In particular, the Pledgor shall promptly forward to the Pledgee a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defense against the attachment;

5.6

to promptly inform the Pledgee in writing of all matters concerning the Company of which the Pledgor is aware which might adversely affect the security interest of the Pledgee. In particular, the Pledgor shall notify the Pledgee in writing forthwith of any shareholders’ meeting at which a shareholders’ resolution is intended to be adopted which could have an adverse effect upon the Share Pledge. The Pledgor shall allow, following the occurrence of an Enforcement Event, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee, to participate in all shareholders’ meetings of the Company as attendants without power to vote. The Pledgee’s right to attend the shareholders’ meeting shall lapse immediately upon complete satisfaction and discharge of the Secured Obligations. In any event, as long as the Share Pledge remains in effect, the Pledgee shall receive minutes of any ordinary or extraordinary shareholders’ meeting;

5.7

to promptly inform the Pledgee in writing of all events which may adversely affect the

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security interest of the Pledgee created by this Agreement;

5.8

in the event of any increase in the registered share capital of the Company, not to allow, without the prior written consent of the Pledgee, any other party to subscribe for any future shares if such subscription were to result in a decrease of the Pledgor’s shareholding below the proportion currently held by the Pledgor, and not to defeat, impair, or circumvent in any way the rights of the Pledgee created hereunder;

5.9

to refrain from any acts or omissions, the purpose or effect of which is or would be the dilution of the value of the Shares, the Shares ceasing to exist, or being encumbered;

5.10

to promptly provide the Pledgee with any filings to the commercial register (Handelsregisteranmeldungen) and any notifications of the commercial register (Handelsregisterbekanntmachungen) concerning the Company;

5.11

to permit the Pledgee to examine, audit and inspect its books, accounts, and other documents wherever located at all times during normal business hours, upon the Pledgee’s reasonable request and to make and take away copies of any and all such books, accounts, records and other documents;

5.12

not to amend, or vote for any amendment of, the articles of association of the Company to the extent that such amendment would or would be likely to adversely affect the security interest of the Pledgee created hereunder without the prior written consent of the Pledgee, in particular to restrict or prohibit the transfer of the relevant Shares, including, without limitation, any change pursuant to which the transfer of shares would require the consent of the shareholders, shareholders’ meeting, any other body of the Company or the Company itself; and

5.13

to notify the Pledgee in writing without undue delay prior to any change in the address of the Pledgor’s location or the location of the Company.

6

RIGHTS OF PLEDGOR

6.1

Pledgor’s rights.  Until revoked in accordance with Clause 7 (Enforcement), the Pledgor shall be entitled to

(a)

receive all dividends and all other payments in respect of the Pledged Rights;

(b)

receive, retain and exercise all other Ancillary Rights; and

(c)

exercise all other rights unless expressly prohibited by the terms of this Agreement or the Facility Agreement.

6.2

Membership rights.  The membership rights pertaining to the Shares remain with the Pledgor subject, however, to the provisions of Clause 5.1 above.

7

ENFORCEMENT

7.1

Revocation.  Upon the occurrence and during the continuation of an Enforcement Event, the rights of the Pledgor pursuant to Clause 6.1 (Pledgor’s rights) are deemed to be revoked by the Pledgee, and the Pledgee shall be entitled to receive and retain any such dividends and

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other payments and any such rights. For that purpose, the Pledgor shall timely do all acts and things and permit all acts and things to be done which are necessary to enable the Pledgee to collect any such dividends or other payments directly from the Company and to exercise any such rights.

7.2

Realization

(a)

Upon the occurrence and during the continuation of an Enforcement Event, the Pledgee shall be entitled to proceed with a realization of the Pledged Rights and avail itself of any other right and remedy that a pledgee has upon default of a pledgor under the laws of the Federal Republic of Germany upon the occurrence of an Enforcement Event.

(b)

The Pledgee may, in its discretion decide which of the Pledged Rights or other security rights, granted for the Secured Obligations, if any, shall be realized to satisfy the Secured Obligations.

(c)

The Pledgee is entitled to enforce the Share Pledge (or any part thereof) without the requirement of an enforceable judgment or other enforceable title (vollstreckbarer Titel). § 1277 BGB shall not apply.

(d)

The Pledgee shall give the Pledgor at least five (5) Business Days prior written notice of the Pledgee’s intention to realize its interest in the Pledged Rights, unless the Pledgor has ceased generally to pay its debts when due (Zahlungseinstellung) or when an application has been filed for the institution of insolvency proceedings in respect of the assets of the Pledgor, and, if the application is filed by a party other than the Pledgor, it is not without delay established to the satisfaction of the Pledgee that the application is without merit.

(e)

The Pledgee shall be entitled to seek realization from, and shall have the right to exercise the power to sell or dispose of, the Pledged Rights in any way permitted under the laws of the Federal Republic of Germany.

(f)

If the Pledgee seeks to enforce the Share Pledge under this Clause Error! Referencúúúú (Realization), the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Shares or any part thereof and/or exercise by the Pledgee of any other right it may have as pledgee.

(g)

Following an Enforcement Event, all subsequent dividend payments and all payments based on similar Ancillary Rights attributed to the Shares may be applied by the Pledgee in satisfaction in whole or in part of the Secured Obligations or treated as additional security for the Secured Obligations.

(h)

Even if an Enforcement Event has occurred, the Pledgee shall not, whether as proxy or otherwise, be entitled to exercise the voting rights attached to the Shares. However, the Pledgor shall, upon occurrence of an Enforcement Event, have the obligations set forth in Clause 5.6 above regardless of which resolution s are intended to be adopted.

(i)

The Pledgee may, in its sole discretion, determine which of several security interests, if applicable, shall be used to satisfy the Secured Obligations. The Pledgor hereby expressly waives its right pursuant to § 1230 S. 2 BGB to limit the realization of the Share Pledge and pledges over the shares or partnership interests in one or more other companies or partnerships to such number of pledges necessary to satisfy the Secured Obligations and

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agrees further that the Pledgee may decide to enforce the Share Pledge individually in separate proceedings or together with pledges over shares or partnership interests in one or more other companies or partnerships at one single proceeding (Gesamtverwertung).

(j)

The Pledgor hereby expressly waives all defenses of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to §§ 770, 1211 BGB unless such counter-claim is undisputed or finally and non-appealable established by a German court.

8

RELEASE OF SECURITY

8.1

Full satisfaction.  After the Secured Obligations have been satisfied in full, the Share Pledge will expire by operation of law. Upon request of the Pledgor, the Pledgee will confirm the expiration of the Share Pledges to the Pledgor as a matter of record.

8.2

Over-securitization. Prior to the satisfaction of the Secured Obligations in full, the Pledgee shall at the request of the Pledgor release the Pledged Rights from the Share Pledge created hereunder and, as the case may be, any other security provided by the Pledgor or by third parties for the Secured Obligations, if and to the extent the total value which can be expected to be realized in the event of an enforcement of all security provided for the Secured Obligations (realisierbarer Wert) exceeds hundred and ten (110) per cent. of the Secured Obligations not merely temporarily.

9

MISCELLANEOUS

9.1

Costs and expenses.  The Pledgor shall, within ten (10) Business Days of demand by the Pledgee, bear all costs, charges, fees and expenses reasonably incurred by the Pledgee in connection with the enforcement or the preservation of any rights under this  Agreement.

9.2

Partial Invalidity.  If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any applicable law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the applicable law of any other jurisdiction will in any way be affected or impaired. The illegal, invalid or unenforceable provision shall be deemed replaced by such provision reflecting to the utmost possible extent the same commercial intent of the parties which provision shall be legal, valid and enforceable in the jurisdiction of the Federal Republic of Germany. This also applies in the event of gaps in the documentation (Vertragslücken).

9.3

Amendments. Unless another form is required by law, any amendments to this Agreement (including this Clause 9.3) must be made in writing in order to be effective.

9.4

Waivers.  No failure on the part of the Pledgee to exercise, or delay on its part in exercising, any rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of a right hereunder preclude any further or other exercise of that right or any other right which the Pledgee may have hereunder.

9.5

No Assignment or Transfer by Pledgor.  The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred to any third party without the prior written consent of the Pledgee.

9.6

Exculpation; Indemnity.  The Pledgee shall not be liable by reason of (i) taking any action

8 45997026v6

permitted by this Agreement or (ii) any neglect or default in connection with the Pledged Rights, except in the case of proven own gross negligence or wilful default on the part of the Pledgee. The Pledgor will fully release, discharge and indemnify the Pledgee and keep it fully harmless for any claims raised or brought against it in connection with this Agreement, save in respect of loss or damage suffered as a result of the gross negligence or the wilful default on the part of the Pledgee.

9.7

Notices.  Any notice or other communication under or in connection with this Agreement to the Pledgor or the Pledgee shall be in writing and shall be delivered by registered mail (return receipt requested), facsimile or email and shall be sent to the address or facsimile number of the party and for the attention of the individual as set out in Schedule 1 hereto.

9.8

Language

(a)

Save for the notice pursuant to § 1280 BGB, corporate documentation and unless otherwise required by statutory German law, any notice or other communication under or in connection with this Agreement shall be in English language or, if in any other language, accompanied by a translation into English.

(b)

In the event of any conflict between the English text and the text in any other language, the English text shall prevail except that where a German translation of a legal term appears in such text, the German translation shall prevail. If a term has a specific English legal meaning that - when translated into German - differs from or is not reflected in the laws of Germany, such meaning shall be disregarded. Instead, the German meaning of such term shall prevail.

10

GOVERNING LAW AND JURISDICTION

10.1

Governing Law. This Agreement and any matters ancillary to is, including any non-contractual claims such as claims under tort and disputes arising in connection with or following any invalidity of this Agreement shall be governed and interpreted by the laws of the Federal Republic of Germany.

10.2

Jurisdiction. The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation such as under tort arising out of or in connection with this Agreement) (a “Dispute”). The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

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SCHEDULE 1

ADDRESSES FOR NOTICES

Leclanché S.A.	Address:	Avenue des Sports 24, CH-1400 Yverdon-les-Bains, Switzerland
	Attention:	Dr. Ulrich Ehmes (CEO)
	Email:	ulrich.ehmes@leclanche.ch
	Tel.:	+41 2442 46510

Oak Ridge Energy Technologies, Inc.	Address:	3046 East Brigthon Place, Salt Lake City, UT 84121, United States of America (principal executive office) and 751 North Drive, Suite 9, Melbourne, FL 32934, United States of America (headquarters)
	Attention:	[ • ]
	Email:	[ • ]
	Tel.:	[ • ]

Leclanché GmbH	Address:	Industriestraße 1, 77731 Willstätt, Germany
	Attention:	Pierre Blanc / Dr. Ulrich Ehmes
	Email:	pierre.blanc@leclanche.ch / ulrich.ehmes@leclanche.ch
	Tel.:	+41 22 817 18 55
	Fax no:	+41 22 817 18 44

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